Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

PMGC Holdings Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share ("Common Stock")	(1)	Other	5,000,000	$8.20	$41,000,000.00	0.0001381	$5,662.10

Total Offering Amounts:							$41,000,000.00		5,662.10
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$5,662.10

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued as a result of stock splits, stock dividends or similar transactions.

Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per security and the maximum aggregate offering price are based on the average of the high ($11.13) and low ($5.27) sale price of a share of Common Stock as reported on The Nasdaq Stock Market LLC on October 7, 2025, which date is within five business days prior to filing this registration statement.